NEWS RELEASE

Vanguard Natural Resources Reports First Quarter 2013 Results

HOUSTON-April 30, 2013--Vanguard Natural Resources, LLC (NASDAQ: VNR) ("Vanguard" or "the Company") today reported financial and operational results for the quarter ended March 31, 2013.

Mr. Scott W. Smith, President and CEO, commented, “Our operating results this quarter were in line with our expectations and we were very pleased to see several capital projects occur earlier than we had initially forecasted.  This will accelerate the benefits of these projects which should help drive distributable cash flow growth for the year.  With the recent improvement in natural gas prices, it would seem that our decision in 2012 to make substantial investments in natural gas oriented acquisitions was a wise one.  We are fortunate to have a large inventory of high quality drilling opportunities to develop this year and into the future."

	Three Months Ended March 31,
	2013	2012
	($ in thousands, except per unit data)
Production (BOE/d)	33,122	13,569
Oil, natural gas and natural gas liquids sales	$96,682	$82,717
Realized gain (loss) on commodity derivative contracts	$5,771	$(3,239)
Unrealized loss on commodity derivative contracts	$(35,047)	$(22,734)
Operating expenses	$33,515	$25,419
Selling, general and administrative expenses	$6,549	$4,972
Depreciation, depletion, amortization, and accretion	$38,693	$21,797
Net loss	$(27,023)	$(2,024)
Adjusted net income (1)	$16,889	$21,612
Adjusted net income per basic unit (1)	$0.26	$0.41
Adjusted EBITDA(1)	$72,433	$53,239
Interest expense, including realized losses on interest rate derivative contracts	$16,385	$5,905
Drilling, capital workover and recompletion expenditures	$14,648	$8,213
Distributable cash flow (1)	$41,400	$44,498
Distributable cash flow per basic unit (1)	$0.61	$0.86
Distribution coverage (1)	1.00x	1.44x

(1)
Non-GAAP financial measures. Please see Adjusted Net Income, Adjusted EBITDA and Distributable Cash Flow tables at the end of this press release for a reconciliation of these measures to their nearest comparable GAAP measure.

First Quarter 2013 Highlights:

•
Adjusted EBITDA (a non-GAAP financial measure defined below) increased 36% to $72.4 million in the first quarter of 2013 from $53.2 million in the first quarter of 2012 and increased 9% from $66.5 million recorded in the fourth quarter of 2012.

•
Distributable Cash Flow (a non-GAAP financial measure defined below) decreased 7% to $41.4 million from the $44.5 million generated in the first quarter of 2012 and remained relatively flat compared to the $41.2 million generated in the fourth quarter of 2012.

•
We reported a net loss for the quarter of $27.0 million or $(0.42) per basic unit compared to a reported net loss of $2.0 million or $(0.04) per basic unit in the first quarter of 2012. The recent quarter includes net non-cash expenses of $43.3 million and one-time material transaction costs incurred on acquisitions of $0.6 million that are adjustments to arrive at Adjusted Net Income (a non-GAAP financial measure defined below). The first quarter of 2012 results include net non-cash expenses of $23.6 million.

•
Adjusted Net Income (a non-GAAP financial measure defined below) was $16.9 million in the first quarter of 2013, or $0.26 per basic unit, as compared to $21.6 million, or $0.41 per basic unit, in the first quarter of 2012.

•
Reported average production of 33,122 BOE per day in the first quarter of 2013, up 144% over 13,569 BOE per day produced in the first quarter of 2012 and a 45% increase from the fourth quarter of 2012. On a BOE basis, crude oil, natural gas and natural gas liquids (“NGLs”) accounted for 24%, 67%, and 9% of our first quarter 2013 production, respectively.

During the quarter we produced 11,990 MMcf of natural gas, an increase of 68% from the 7,147 MMcf of natural gas produced in the fourth quarter of 2012, 725 MBbls of oil, an increase of 4% from the 697 MBbls of oil produced in the fourth quarter of 2012, and 257 MBbls of NGLs, an increase of 23% from the 210 MBbls of NGLs produced in the fourth quarter of 2012.

Including the impact of our natural gas hedges in the first quarter of 2013, we realized an average price of $3.52 per Mcf on natural gas sales, which is $1.22 per Mcf more than the unhedged realized average price of $2.30 per Mcf. Including the impact of our oil hedges, we realized an average price of $79.29 per barrel on crude oil sales, compared to the unhedged realized average price of $80.67 per barrel. Including the impact of our NGL hedges, we realized an average price of $41.44 per barrel, compared to the unhedged realized average price of $41.38 per barrel.

Capital Expenditures

Capital expenditures for the drilling, capital workover and recompletion of oil and natural gas properties were approximately $14.6 million in the first quarter of 2013 compared to $8.2 million for the comparable quarter of 2012 and $10.1 million for the fourth quarter of 2012. The capital expenditures in the first quarter exceeded our initial budget by approximately $5.0 million due to the acceleration of projects planned for the second quarter and we anticipate that our capital spending in the second quarter will be less than the $19.0 million originally provided in our guidance. These accelerated projects were primarily attributable to the completion of non-operated wells in the Bakken and operated wells in the Woodford being drilled ahead of schedule.

Excluding any potential future acquisitions, we currently anticipate a capital budget for the remaining period of 2013 of approximately $40.4 million. Our capital budget will largely include drilling in the Arkoma Basin, Williston Basin and Big Horn Basin along with other maintenance related projects.

Recent Activities

On April 1, 2013, pursuant to a purchase and sale agreement dated February 26, 2013, we consummated the acquisition of natural gas, oil and NGLs properties in the Permian Basin in southeast New Mexico and West Texas from Range Resources Corporation for an adjusted purchase price of $268.8 million. The purchase price was funded with borrowings under our reserve-based credit facility and is subject to customary post-closing adjustments to be determined based on an effective date of January 1, 2013. Based on internal reserve estimates, the interests acquired have estimated total net proved reserves of 22.8 MMBOE, of which, 43% is natural gas and 78% is proved developed.

On April 11, 2013, we announced the transfer of our stock exchange listing from the New York Stock Exchange to The NASDAQ Global Select Market (“NASDAQ”), an exchange of The NASDAQ OMX Group Inc. (Nasdaq: NDAQ). Our common units commenced trading on the NASDAQ on April 23, 2013 and remain listed under the ticker symbol “VNR.”

Hedging Activities

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of oil and natural gas price volatility on our cash flow from operations. We have mitigated some of the volatility by implementing a hedging program for more than 90% of our anticipated production of crude oil through 2015, more than 85% of our natural gas production through June 30, 2017 and more than 10% of our NGLs production through 2014. At March 31, 2013, the fair value of commodity derivative contracts was an asset of approximately $50.1 million, of which $8.8 million settles during the next twelve months. Currently, we use fixed-price swaps, basis swaps, swaptions, put spread options, collars, three-way collars and range bonus accumulators to hedge oil, natural gas and NGL prices.

During 2013, we have continued to layer in additional natural gas and crude oil hedges, Midland-Cushing, Midland-WTS and LLS-Brent basis differential hedges, and for the first time have hedged a portion of our NGLs exposure through 2014.

New commodity derivative contracts put in place during the three months ended March 31, 2013 are as follows:

	Year 2013	Year 2014	Year 2015	Year 2016
Gas Positions:
Fixed Price Swaps (1)
Notional Volume (MMBtu)	1,925,000	2,920,000	2,555,000	2,745,000
Fixed Price ($/MMBtu)	$3.52	$3.89	$4.08	$4.23

Oil Positions:
Three-Way Collars (1)
Notional Volume (Bbl)	206,250	547,500	547,500	549,000
Floor Price ($/Bbl)	$90.00	$90.00	$90.00	$90.00
Ceiling Price ($/Bbl)	$95.00	$95.00	$95.00	$95.00
Put Sold ($/Bbl)	$70.00	$70.00	$70.00	$70.00
Basis Swaps
Midland-Cushing (2)
Notional Volume (Bbls)	471,000	401,500	—	—
Fixed Price ($/Bbl)	$(1.24)	$(1.05)	$—	$—
Midland-WTS (1)
Notional Volume (Bbls)	247,500	328,500	—	—
Fixed Price ($/Bbl)	$(1.05)	$(1.05)	$—	$—
LLS-Brent
Notional Volume (Bbls)	—	182,500	—	—
Fixed Price ($/Bbl)	$—	$(3.95)	$—	$—
Range Bonus Accumulators (1)
Notional Volume (Bbls)	137,500	182,500	—	—
Bonus ($/Bbl)	$4.50	$4.50	$—	$—
Digital Call Sold ($/Bbl)	$99.00	$99.00	$—	$—
Put Sold ($/Bbl)	$72.50	$72.50	$—	$—

(1)	Year 2013 positions begin April 1, 2013.

(2)	Year 2013 Midland-Cushing basis swaps have 1,000 Bbl/d at a weighted average price of $(1.50) beginning March 1, 2013 and 600 Bbl/d at a weighted average price of $(0.75) beginning on April 1, 2013.

	Year 2013	Year 2014
NGLs Positions:
Fixed Price Swaps (1)
Mont Belvieu Ethane
Notional Volume (Bbls)	59,333	70,774
Fixed Price ($/Bbl)	$11.03	$11.03
Mont Belvieu Propane
Notional Volume (Bbls)	$44,355	$52,907
Fixed Price ($/Bbl)	$37.91	$37.91
Mont Belvieu N. Butane
Notional Volume (Bbls)	$12,638	$15,075
Fixed Price ($/Bbl)	$65.62	$65.62
Mont Belvieu Isobutane
Notional Volume (Bbls)	$13,479	$16,078
Fixed Price ($/Bbl)	$70.24	$70.24
Mont Belvieu N. Gasoline
Notional Volume (Bbls)	$23,195	$27,667
Fixed Price ($/Bbl)	$88.57	$88.57

(1)	Year 2013 NGL swaps begin March 1, 2013.

For a summary of all commodity and interest rate derivative contracts in place at March 31, 2013, please refer to our Quarterly Report on Form 10-Q which is expected to be filed on May 2, 2013.

Liquidity Update

At March 31, 2013, Vanguard had indebtedness under its reserve-based credit facility totaling $461.0 million with a borrowing base of $1.2 billion, which provided for $737.3 million in undrawn capacity, after consideration of a $1.7 million reduction in availability for letters of credit. On April 17, 2013, we entered into the Fourth Amendment to the Third Amended and Restated Credit Agreement, which provided for, among others, (a) the extension of the maturity date to April 16, 2018, (b) the increase of our borrowing base from $1.2 billion to $1.3 billion and (c) increased hedging flexibility. However, under the amended agreement, we are only committed to and paying for a borrowing utilization of $1.2 billion, but we have the flexibility to request the additional $100.0 million of availability if needed in the future.

As of April 30, 2013, there were $713.5 million of outstanding borrowings and $584.8 million of borrowing capacity under the reserve-based credit facility, after consideration of a $1.7 million reduction in availability for letters of credit. We also have approximately $15.0 million in available cash.

Cash Distributions

On April 19, 2013, our board of directors declared a cash distribution attributable to the month of March 2013 of $0.2025 per common unit ($2.43 on an annualized basis) expected to be paid on May 15, 2013 to Vanguard unitholders of record as of the close of business on May 1, 2013.

On April 30, 2013, our board of directors approved an increase to our monthly cash distribution from $0.2025 to $0.2050 per common unit ($2.43 to $2.46 on an annualized basis) effective with our April distribution to be paid on June 14, 2013.

Conference Call Information

Vanguard will host a conference call on Wednesday (May 1, 2013) to discuss its first quarter 2013 financial results, at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial (877) 941-6010 or (480) 629-9770 for international callers and ask for the “Vanguard Natural Resources Earnings Call.” The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Vanguard's corporate website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available until June 1, 2013 and may be accessed by calling (303) 590-3030 and using the pass code 4614057#. A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Lisa Godfrey at (832) 327-2234 or email at investorrelations@vnrllc.com.

About Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Arkoma Basin in Arkansas and Oklahoma, the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Piceance Basin in Colorado, South Texas, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming, the Powder River Basin in Wyoming and Mississippi. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisition announced in this press release. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and NGLs, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. Please see "Risk Factors" in the Company's public filings.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

VANGUARD NATURAL RESOURCES, LLC
Operating Statistics
(Unaudited)

	Three Months Ended March 31,
	2013	2012(a)(b)
Average realized prices, excluding hedging:
Oil (Price/Bbl)	$80.67	$93.04
Natural Gas (Price/Mcf)	$2.30	$4.19
NGLs (Price/Bbl)	$41.38	$59.08

Average realized prices, including hedging (c):
Oil (Price/Bbl)	$79.29	$86.66
Natural Gas (Price/Mcf)	$3.52	$6.01
NGLs (Price/Bbl)	$41.44	$59.08

Total production volumes:
Oil (MBbls)	725	692
Natural Gas (MMcf)	11,990	2,428
NGLs (MBbls)	257	138
Combined (MBOE)	2,981	1,235

Average daily production volumes:
Oil (Bbls/day)	8,060	7,606
Natural Gas (Mcf/day)	133,227	26,684
NGLs (Bbls/day)	2,858	1,515
Combined (BOE/day)	33,122	13,569

(a)	During 2012, we acquired certain oil and natural gas properties and related assets. The operating results of these properties are included with ours from the closing date of acquisition forward.

(b)
On March 30, 2012, we divested oil and natural gas properties in the Appalachian Basin. As such, there are no operating results from these properties included in our operating results from the closing date of the divestiture forward.

(c)	Excludes amortization of premiums paid and amortization on derivative contracts acquired.

Proved Reserves

Total proved oil and natural gas reserves at March 31, 2013 were 151.1 million barrels of oil equivalent, consisting of 60.7 million barrels of crude oil, condensate, and natural gas liquids and 542.5 billion cubic feet of natural gas.
Natural gas reserves accounted for 60% of total proved reserves, and 73% of total proved reserves are developed.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues:
Oil, natural gas and NGLs sales	$96,682	$82,717
Realized gain (loss) on commodity derivative contracts	5,771	(3,239)
Unrealized loss on commodity derivative contracts	(35,047)	(22,734)
Total revenues	67,406	56,744

Costs and expenses:
Production:
Lease operating expenses	24,172	18,559
Production and other taxes	9,343	6,860
Depreciation, depletion, amortization, and accretion	38,693	21,797
Selling, general and administrative expenses	6,549	4,972
Total costs and expenses	78,757	52,188

Income (loss) from operations	(11,351)	4,556

Other income (expense):
Interest expense	(15,438)	(5,329)
Realized loss on interest rate derivative contracts	(947)	(576)
Unrealized gain (loss) on interest rate derivative contracts	661	(421)
Loss on acquisition of oil and natural gas properties	—	(330)
Other	52	76
Total other expense	(15,672)	(6,580)

Net loss	$(27,023)	$(2,024)

Net loss per Common and Class B units – basic & diluted	$(0.42)	$(0.04)

Weighted average units outstanding:
Common units – basic & diluted	64,369	52,067
Class B units – basic & diluted	420	420

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)

	March 31, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$5,272	$11,563
Trade accounts receivable, net	73,646	51,880
Derivative assets	20,914	46,690
Other current assets	3,554	3,858
Total current assets	103,386	113,991

Oil and natural gas properties, at cost	2,145,130	2,126,268
Accumulated depletion, amortization and impairment	(587,760)	(550,032)
Oil and natural gas properties evaluated, net – full cost method	1,557,370	1,576,236

Other assets
Goodwill	420,955	420,955
Derivative assets	44,397	53,240
Other assets	61,607	35,712
Total assets	$2,187,715	$2,200,134

Liabilities and members’ equity
Current liabilities
Accounts payable:
Trade	$5,486	$8,417
Affiliates	204	32
Accrued liabilities:
Lease operating	12,280	7,884
Developmental capital	13,664	4,754
Interest	22,546	11,573
Production and other taxes	15,892	12,852
Derivative liabilities	15,307	5,366
Oil and natural gas revenue payable	8,603	8,226
Distribution payable	13,872	11,919
Other	10,506	8,479
Total current liabilities	118,360	79,502

Long-term debt	1,008,691	1,247,631
Derivative liabilities	9,799	11,996
Asset retirement obligations, net of current portion	60,314	60,096
Other long-term liabilities	3,445	3,445
Total liabilities	1,200,609	1,402,670

Commitments and contingencies
Members’ equity
Members’ capital, 68,261,030 common units issued and outstanding at March 31, 2013 and 58,706,282 at December 31, 2012	984,323	794,426
Class B units, 420,000 issued and outstanding at March 31, 2013 and December 31, 2012	2,783	3,038
Total members’ equity	987,106	797,464
Total liabilities and members’ equity	$2,187,715	$2,200,134

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus the following adjustments:

•	Net interest expense, including write-off of deferred financing fees and realized gains and losses on interest rate derivative contracts;

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Taxes;

•	Compensation related items, which include unit-based compensation expense and unrealized fair value of phantom units granted to officers; and

•	Material transaction costs incurred on acquisitions.

Adjusted EBITDA is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors, debt service and capital expenditures) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Distributable Cash Flow

We present Distributable Cash Flow in addition to our reported net income (loss) in accordance with GAAP. Distributable Cash Flow is a non-GAAP financial measure that is defined as net income (loss) plus the following adjustments:

•	Depreciation, depletion, amortization and accretion;

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on commodity and interest rate derivative contracts;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Taxes;

•	Compensation related items, which include unit-based compensation expense and unrealized fair value of phantom units granted to officers; and

•	Material transaction costs incurred on acquisitions;

Less:
•Drilling, capital workover and recompletion expenditures;

Plus:
•Proceeds from the sale of leasehold interests.

Distributable Cash Flow is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our monthly distribution rates. While Distributable Cash Flow is measured on a quarterly basis for reporting purposes, management must consider the timing and size of its planned capital expenditures in determining the sustainability of its monthly distribution. Capital expenditures are typically not spent evenly throughout the year due to a variety of factors including weather, rig availability, and the commodity price environment. As a result, there will be some volatility in Distributable Cash Flow measured on a quarterly basis. Distributable Cash Flow is not intended to be a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income (Loss) to Adjusted EBITDA (a) and Distributable Cash Flow
(Unaudited)
(in thousands, except per unit amounts)

	Three Months Ended March 31,
	2013	2012
Net loss	$(27,023)	$(2,024)
Plus:
Interest expense, including realized losses on interest rate derivative contracts	16,385	5,905
Depreciation, depletion, amortization and accretion	38,693	21,797
Amortization of premiums paid on derivative contracts	54	3,234
Amortization of value on derivative contracts acquired	7,924	—
Unrealized losses on commodity and interest rate derivative contracts	34,386	23,155
Loss on acquisition of oil and natural gas properties	—	330
Taxes	(317)	(70)
Compensation related items	1,728	912
Material transaction costs incurred on acquisitions	603	—
Adjusted EBITDA	72,433	53,239
Less:
Interest expense, net	(16,385)	(5,905)
Drilling, capital workover and recompletion expenditures	(14,648)	(8,213)
Proceeds from sale of leasehold interests	—	5,377
Distributable cash flow	$41,400	$44,498

Distributable cash flow per unit	$0.61	$0.86
Distribution coverage	1.00x	1.44x

(a) Our Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted Net Income

We present Adjusted Net Income in addition to our reported net income (loss) in accordance with GAAP. Adjusted Net Income is a non-GAAP financial measure that is defined as net income (loss) plus the following adjustments:

•	Unrealized gains and losses on commodity derivative contracts;

•	Unrealized gains and losses on interest rate derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized fair value of phantom units granted to officers;

•	Net gains and losses on acquisition of oil and natural gas properties; and

•	Material transaction costs incurred on acquisitions.

This information is provided because management believes exclusion of the impact of these items will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the significant fluctuations that commodity price volatility has on our results, particularly as it relates to unrealized changes in the fair value of our derivative contracts. Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Loss to Adjusted Net Income
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net loss	$(27,023)	$(2,024)
Plus (less):
Unrealized loss on other commodity derivative contracts	35,047	22,734
Unrealized (gain) loss on interest rate derivative contracts	(661)	421
Unrealized fair value of phantom units granted to officers	999	151
Amortization of value of derivative contracts acquired	7,924	—
Loss on acquisition of oil and natural gas properties	—	330
Material transaction costs incurred on acquisitions	603	—
Adjusted net income	$16,889	$21,612

Net loss per unit	$(0.42)	$(0.04)
Plus (less):
Unrealized loss on other commodity derivative contracts	0.54	0.43
Unrealized (gain) loss on interest rate derivative contracts	(0.01)	0.01
Unrealized fair value of phantom units granted to officers	0.02	—
Amortization of value of derivative contracts acquired	0.12	—
Loss on acquisition of oil and natural gas properties	—	0.01
Material transaction costs incurred on acquisitions	0.01	—
Adjusted net income per basic unit	$0.26	$0.41

SOURCE: Vanguard Natural Resources, LLC
CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com

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